EXHIBIT 99.1

                               RSI HOLDINGS, INC.

Press Release                                               28 East Court Street
                                                Greenville, South Carolina 29606
                                                                  (864) 271-7171


CONTACT:  BUCK A. MICKEL                        FOR IMMEDIATE RELEASE
                                                AUGUST 17, 2004


             RSI BOARD COMMITTEE TO CONSIDER GOING PRIVATE PROPOSAL

                                -----------------
         GREENVILLE, SOUTH CAROLINA -- RSI Holdings, Inc. today announced that a special committee of its board of directors is considering a "going private" proposal made at yesterday's board meeting.
         Siblings  Buck A.  Mickel,  Charles  C.  Mickel and Minor  Mickel  Shaw
indicated   their   intention  to  acquire  all  of  RSI's  common  stock  in  a going-private transaction, in the form of a merger of RSI with an acquisition entity to be formed and owned by the Mickel siblings. Buck A. Mickel is the President and Chief Executive Officer of RSI, Charles C. Mickel is RSI's Vice President, and they are two of RSI's five directors. The Mickel siblings collectively beneficially own approximately 78% of RSI's common stock. In the proposed merger, each share of RSI stock held by shareholders other than the Mickel siblings would be canceled and converted into a right to receive $0.10 per share, and the Mickel siblings would be the sole owners of the acquisition entity, the successor by merger to RSI.
         The Mickel siblings conditioned their proposal on approval by RSI's board of directors, including any special committee formed by the board to consider the proposal, and on approval by at least 95% of RSI's shareholders. The Mickel siblings indicated that they will have funds available to finance the payment of the merger consideration, and there is no funding-related condition to the offer.
         RSI has formed a special committee of its two non-employee directors, Charles Bolt and C.C. Guy, to consider the proposal. The special committee has retained a professional evaluation firm to give an opinion as to the fairness of the proposed transaction to RSI's shareholders.
         The preceding discussion contains certain "forward-looking statements". These statements are based on RSI's expectations and are necessarily dependent upon assumptions, estimates and data that they believe are reasonable and
accurate  but  may  be  incorrect,  incomplete  or  imprecise.   Forward-looking
statements are also subject to a number of business risks and uncertainties, including those described in RSI's reports with the Securities and Exchange Commission, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized.
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         RSI Holdings, Inc.  is  a  North  Carolina  company   headquartered  in
Greenville, South Carolina. Through its wholly-owned subsidiary, Employment Solutions, Inc., it locates and provides labor to industrial companies from its facility in Greenwood, South Carolina.